Exhibit 27(n)(ii)

Consent of Ernst & Young LLP

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Auditors” in the Statements of Additional Information and to the use of our reports (1) dated February 13, 2004 with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance Company, (2) dated January 30, 2004 with respect to the financial statements of certain subaccounts of Transamerica Life Insurance Company Separate Account VUL-A, which are available for investment by policyowners of Legacy Builder Plus, and (3) dated January 30, 2004 with respect to the financial statements of certain subaccounts of Transamerica Life Insurance Company Separate Account VUL-A, which are available for investment by policyowners of Inheritance Builder Plus, included in Post-Effective Amendment No. 7 to the Registration Statement (Form N-6 No. 333-86231) and related Prospectuses of Legacy Builder Plus and Inheritance Builder Plus.

ERNST & YOUNG LLP

Des Moines, Iowa

April 21, 2004